Exhibit 4.3
March 14, 2007
ZBB Energy Corporation
N93 W14475 Whittaker Way
Menomonee Falls, Wl 53051
Attention: Robert Parry

Re:	Convertible Debenture (the “Debenture”) dated February 28, 2006 between ZBB Energy (the “Company”) and Montgomery Capital Partners Ltd. (the “Investor”)
          Reference is hereby made to the letter agreement dated as of October 5, 2006, in regards to the Company’s request for a moratorium on conversions related to the Convertible Debenture dated February 28, 2006. The Investor hereby confirms that since October 5, 2006 it has not converted any portion of the Convertible Debenture. In addition, the Investor and the Company hereby amends, restates and revises said agreement as follows:
          The Investor hereby agrees to not convert any portion of the Debenture until June 1, 2007 (the “Moratorium Period”). In consideration therefore, the parties agree that:
•	Until repayment of the Debenture, the Company will make cash payments of $25,000 per month due on the eighteenth day of each month beginning as of February 18, 2007, provided that all or any portion of such monthly payments may be deferred by the Company until the earlier of (1) completion of the Company’s initial public offering, (2) completion of another Financing Transaction (as defined in the Debenture) or (3) June 1, 2007. The Company acknowledges that no payment was made on February 18, 2007 and no payment has been made subsequent to that date. Such payments shall not be deemed a payment of principal or accrued interest under the Debenture.
•	The Company represents that none of its directors or executive officers will sell shares held by them during the Moratorium Period. In addition, no other convertible note holder or warrant holder may sell any shares underlying any convertible notes or issuable upon exercise of their warrants during the foregoing period.

101 Hudson Street — Suite 3700	Jersey City, NJ 07302	Tel: (201) 985-8300 / Facsimile: (201) 985-8266

•	The parties have consented to the reverse split which shall take place contemporaneously with the effective date of the registration statement described in the next sub-paragraph of this letter agreement.
•	The Company will provide the Investor with copies of all documentation associated with the proposed initial public offering registration statement to be filed with the United States Securities and Exchange Commission.
•	The parties agree that upon closing the proposed public offering (or any other sufficient Financing Transaction, as defined in the Debenture dated February 28, 2006), the proceeds will be used to redeem the Debentures, as adjusted, at the Redemption Rate as defined in the Debenture. The Company shall also redeem the Warrants for $150,000 (the “Warrant Redemption Price”) if so requested by the Investor. The Warrant Redemption Price shall be paid, at the sole option and discretion of the Company, either in cash or in whole or in part by delivery of that number of shares of common stock of the Company calculated in accordance with Section 8.5 of the Debenture; provided, however, that in the event that the Company elects to pay the Warrant Redemption Price in shares of its common stock, it shall cause such common stock to be registered for resale under the Securities Act of 1933, as amended, within 3 months from the date of issuance of such shares.
•	The Company agrees that it shall issue all shares that it is required to issue upon repayment of the Debenture as provided in Section 7.4 of the Debenture.
•	The Company agrees that upon material default of any items mentioned above, the Investor will be allowed to convert as originally outlined in the original Financing Agreement.
•	The Debenture shall only be deemed modified and in forbearance without default to the extent set forth herein during the extension period following the date of execution hereof by both parties and thereafter the provisions of the Debenture shall continue. All other provisions of the Debenture and rights and remedies of the parties as per the original Debenture remain in full force and effect as set forth in the Debenture during said extension period.
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101 Hudson Street — Suite 3700	Jersey City, NJ 07302	Tel: (201) 985-8300 / Facsimile: (201) 985-8266

Signed and Agreed to by	Signed and Agreed to by

/s/ Robert Parry

Robert Parry	Mark Angelo
ZBB Energy Corporation Ltd.	Montgomery Capital Partners Ltd.

101 Hudson Street — Suite 3700	Jersey City, NJ 07302	Tel: (201) 985-8300 / Facsimile: (201) 985-8266